Exhibit 99.1

Coty and Kylie Jenner Commence Strategic Partnership

January 6, 2020

NEW YORK — Coty Inc. (NYSE:COTY) and Kylie Jenner announced today that they have completed the transaction to create a long-term strategic partnership in order to jointly build and further develop Kylie’s existing beauty business into a global powerhouse brand.

To drive the next steps of growth, including global expansion and entry into new beauty categories, the parties are pleased to announce Christoph Honnefelder will assume the role of CEO of Kylie Cosmetics and Kylie Skin in the near future. Most recently, Christoph drove beauty brand growth as Executive Vice President for Assortment & Purchasing and a member of the Executive Committee at Douglas, a leading European specialty beauty retailer with more than 2200 doors. Prior to Douglas, Christoph spent nine years at German consumer goods and coffee retailer Tchibo in various senior management positions and began his career at The Boston Consulting Group.

“I’m excited to welcome Christoph to the team and look forward to the continued growth of Kylie Cosmetics and Kylie Skin,” said Kylie Jenner.

Pierre Laubies, Coty’s Chief Executive Officer, said, “We are pleased to complete this transaction and partner with Kylie Jenner to build a high-growth, digitally native beauty brand.”

Kylie and her team will continue to lead all creative efforts in terms of product and communications initiatives, building on her unrivalled global reach capabilities through social media. Coty will have overall responsibility for the portfolio’s development, leveraging its global knowledge and capabilities in R&D, manufacturing, distribution, commercial and go-to-market expertise, as well as its deep understanding of the fragrances, cosmetics and skincare categories. The company intends to continue to work with the current strategic partners in existing product categories.

About Coty Inc.

Coty is one of the world’s largest beauty companies with an iconic portfolio of brands across fragrance, color cosmetics, hair color and styling, and skin and body care. Coty is the global leader in fragrance, a strong number two in professional hair color & styling, and number three in color cosmetics. Coty’s products are sold in over 150 countries around the world. Coty and its brands are committed to a range of social causes as well as seeking to minimize its impact on the environment. For additional information about Coty Inc., please visit www.coty.com.

About Kylie Jenner

Kylie Jenner is one of the world’s most-followed people on social media with a combined following of over 270 million users and counting. Featured as the youngest-ever self-made billionaire on the cover of Forbes Self-Made Billionaire issue in August 2018, Kylie is a successful entrepreneur, beauty mogul, fashion designer, author, TV personality and style icon. In November 2015, Kylie launched her cosmetics brand, Kylie Cosmetics, inspired by her love for makeup and passion for business. The debut product, the

Kylie Lip Kit, was a sell-out success and her eCommerce site KylieCosmetics.com is one of the most successful online stores in the world today. Kylie has expanded the collection beyond lip products to include offerings like eyeliners, eyeshadows, blushes, highlighters, concealers, brushes, and makeup bags as well as creating limited edition sets launched throughout the year. Following the success of the cosmetics brand, Kylie introduced Kylie Skin, a range of skincare products in May 2019. Kylie has a fashion brand with her sister, the Kendall + Kylie Collection, as well as her website, KylieJennershop.com, which features merchandise and accessories.

For more information, please contact:

Investor Relations

Olga Levinzon, +1 212 389-7733

olga_levinzon@cotyinc.com

Media – for Coty

Andra Mielnicki, +33 7 76 14 69 58	Lisa Kessler, +1 917 348 3373
Andra_Mielnicki@cotyinc.com	Lisa_Kessler@cotyinc.com

Media – for Kylie Jenner

Christy Welder, +1 212 995 2147

cwelder@fullpic.com